FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of June 25, 2002 between Managers AMG Funds (the “Fund”) and The Bank of New York (“BNY”).

WITNESSETH:

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.

2. “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3. “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4. “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

5. “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended on June 12, 2000, as such Rule may be interpreted by the Securities and Exchange Commission or its staff from time to time by release, no action letter or otherwise.

6. “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York as custodian (the “Custodian”) under its Custody Agreement with the Fund.

ARTICLE II.

BNY AS A FOREIGN CUSTODY MANAGER

1. The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2. BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3. BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.

RESPONSIBILITIES

1. Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2. For purposes of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b)

such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.

REPRESENTATIONS

1. The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment adviser or the applicable sub-adviser has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2. BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

ARTICLE V.

CONCERNING BNY

1. BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2. The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

3. For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

4. BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.

MISCELLANEOUS

1. This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it, to the attention of Peter Lebovitz, at its offices at 40 Richards Avenue, Norwalk, Connecticut 06854 or at such other place or such other person as the Fund may from time to time designate in writing.

4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6. The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

MANAGERS AMG FUNDS

By:	/s/ Peter M. Lebovitz
Title:	President

THE BANK OF NEW YORK

By:	/s/ Ira R. Rosner
Title:	Vice President

Schedule I – Worldwide Network of Subcustodians

The Bank of New York’s network of subcustodians extends to 101 markets worldwide, the largest number of markets offered by any custodian. We continually review our network to ensure that it reflects the changing global investment decisions of our clients. The Bank’s dedicated, regional network management team monitors local economic, political, regulatory, and industry-related events, and keeps clients apprised of changes in the investment climate of each market.

Banks are selected for the network based on a variety of criteria, such as compliance with worldwide regulatory requirements, competitive pricing, general market reputation, SWIFT message capabilities, securities lending support, credit ratings, overall banking relationship with The Bank of New York and ability to consistently meet our clients’ needs. Each bank must meet a set of stringent performance standards prior to selection, which are reexamined during semi-annual reviews and regular on-site visits, ensuring that our clients are uniformly provided with the best subcustodian in each market.

Country/ Market	Subcustodian(s)	Country/ Market	Subcustodian(s)
Argentina	Citibank N.A. - Argentina	India	HSBC
Australia	National Australia Bank	Indonesia	HSBC
Austria	Bank Austria AG	Ireland	AIB/BNY Trust Company Limited
Bahrain	HSBC Bank Middle East	Israel	Bank Leumi LE - Israel B.M.
Bangladesh	Standard Chartered Bank	Italy	IntesaBCI S.p.A / BNP Paribas Securities Services
Belgium	Banque Bruxelles Lambert	Ivory Coast	Société Générale de Banques en Côte d’Ivoire
Benin	Société Générale de Banques en Côte d’Ivoire	Jamaica	CIBC Trust & Merchant Bank Jamaica Ltd.
Bermuda	Bank of Bermuda Limited	Japan	The Bank of Tokyo-Mitsubishi Limited / Mizuho Corporate Bank, Limited
Bolivia	Citibank, N.A.	Jordan	HSBC Bank Middle East
Botswana	Barclays Bank of Botswana Ltd.	Kazakhstan	ABN/AMRO Bank N.V.
Brazil	BankBoston, N.A.	Kenya	Barclays Bank of Kenya Ltd.
Bulgaria	ING Bank N.V.	Latvia	Hansabanka Limited
Burkina Faso	Société Générale de Banques en Côte d’Ivoire	Lebanon	HSBC Bank Middle East
Canada	Royal Bank of Canada	Lithuania	Vilniaus Bankas
Chile	BankBoston, N.A.	Luxembourg	Banque et Caisse d’Epargne de l’Etat
China	Standard Chartered Bank	Malaysia	HongKong Bank Malaysia Berhad
Colombia	Cititrust Colombia S.A.	Mali	Société Générale de Banques en Côte d’Ivoire
Costa Rica	Banco BCT	Malta	HSBC Bank Malta p.l.c.
Croatia	Privredna banka Zagreb d.d.	Mauritius	The Hongkong & Shanghai Banking Corp. Ltd.
Cyprus	Bank of Cyprus Ltd.	Mexico	Banco Nacional de Mexico
Czech Republic	Ceskoslovenska Obchodni Banka A.S.	Morocco	Banque Commerciale du Maroc
Denmark	Danske Bank	Namibia	Standard Bank Namibia Ltd.
Ecuador	Citibank, N.A.	NASDAQ Europe	Banque Bruxelles Lambert
Egypt	Citibank, N.A.	Netherlands	Fortis Bank (Nederland) N.V.
Estonia	Hansabank Limited	New Zealand	National Australia Bank
Euromarket	Clearstream Banking Luxembourg	Niger	Société Générale de Banques en Côte d’Ivoire
Euromarket	Euroclear Bank	Nigeria	Stanbic Bank Nigeria Ltd.
Finland	Nordea Bank Finland plc	Norway	Den norske Bank ASA
France	BNP Paribas Securities Services / Credit Agricole Indosuez	Oman	HSBC Bank Middle East
Germany	Dresdner Bank AG	Pakistan	Standard Chartered Bank
Ghana	Barclays Bank of Ghana Ltd.	Palestinian Autonomous Area	HSBC Bank Middle East
Greece	BNP Paribas Securities Services	Panama	BankBoston, N.A.
Guinea Bissau	Société Générale de Banques en Côte d’Ivoire	Peru	Citibank, N.A.
Hong Kong	The Hongkong & Shanghai Banking Corp. Ltd.	Philippines	The Hongkong & Shanghai Banking Corp. Ltd.
Hungary	HVB Bank Hungary Rt.	Poland	Bank Handlowy W Warszawie S.A.
Iceland	Landsbanki Islands	Portugal	Banco Comercial Português
Qatar	HSBC Bank Middle East	Thailand	Standard Chartered Bank, Thailand / Bangkok Bank Public Company Ltd.

Country/ Market	Subcustodian(s)	Country/ Market	Subcustodian(s)
Romania	ING Bank Bucharest	Togo	Société Générale de Banques en Côte d’Ivoire
Russia	Vneshtorgbank (Min Fin Bonds only) / Credit Suisse First Boston	Trinidad & Tobago	Republic Bank Limited
Senegal	Société Générale de Banques en Côte d’Ivoire	Tunisia	Banque Internationale Arabe de Tunisie
Singapore	United Overseas Bank Ltd. / The Development Bank of Singapore Ltd.	Turkey	Türkye Garanti Bankasi A.S. (Garanti Bank)
Slovak Republic	Ceskoslovenska Obchodni Banka, a.s.	U.A.E.	HSBC Bank Middle East, Dubai
Slovenia	Bank Austria Creditanstalt d.d. Ljubljana	Ukraine	ING Bank Ukraine
South Africa	Standard Corporate & Merchant Bank (SCMB)	United Kingdom	The Bank of New York / The Depository & Clearing Centre (DCC)
South Korea	Standard Chartered Bank	United States	The Bank of New York
Spain	Banco Bilbao Vizcaya Argentaria S.A. (BBVA) / Banco Santander Central Hispano (BSCH)	Uruguay	BankBoston, N.A.
Sri Lanka	Standard Chartered Bank	Venezuela	Citibank, N.A.
Swaziland	Standard Bank Swaziland Ltd.	Vietnam	The Hongkong & Shanghai Banking Corp. Ltd.
Sweden	Skandinaviska Enskilda Banken	Zambia	Barclays Bank of Zambia Ltd.
Switzerland	Credit Suisse First Boston	Zimbabwe	Barclays Bank of Zimbabwe Ltd.
Taiwan	The Hongkong & Shanghai Banking Corp. Ltd.

SCHEDULE II

Managers AMG Funds

Name	Subadvisor

Essex Small/Micro Cap Growth Fund	Essex Investment Management Company, LLC

Skyline Special Equities Portfolio	Skyline Asset Management, L.P.

Managers AMG Systematic Value Fund	Systematic Financial Management, LLP

Managers AMG Systematic Mid Cap Value Fund	Systematic Financial Management, LLP

TimesSquare Small Cap Growth Fund	TimesSquare Capital Management, LLC

TimesSquare Mid Cap Growth Fund	TimesSquare Capital Management, LLC

GW&K Small-Cap Equity Fund	Gannett Welsh & Kotler, LLC

Renaissance Large Cap Growth Fund	The Renaissance Group, LLC

Trilogy Global Equity Fund*	Trilogy Global Advisors, L.P.

Trilogy Emerging Markets Equity Fund*	Trilogy Global Advisors, L.P.

Trilogy International Small Cap Fund*	Trilogy Global Advisors, L.P.

*Effective March 1, 2011